January 29, 2014	Trading Symbol: LXRP-OTCQB
LXX-CSE

Lexaria Reports Increase in Oil Reserves

(Kelowna, BC: January 29, 2014) - Lexaria Corp. (the "Company” or “Lexaria") is pleased to announce an increase in oil reserves at the Belmont Lake oil field located in Mississippi.

Compared to one year earlier, Lexaria increased:

  Proved barrels of oil by 5,010; or 3.6%

  Possible Undeveloped barrels of oil by 29,880 or 100%

Oil production (net to Lexaria) for the fiscal year ending Oct 31, 2013 was 15,876 barrels, compared to 22,527 barrels in 2012 and 11,506 barrels in 2011. Production rates in 2013 were lower than the record-high rate of the previous year due to natural decline rates and production challenges due to sand migration.

“Despite producing nearly 16,000 barrels of oil net during the year, Lexaria has more proved barrels of oil in the ground now than we did a year ago,” said Chris Bunka, President. “We also have nearly 30,000 barrels in a new Possible Undeveloped category that we hope to convert in whole or in part into Proved barrels.”

Proved barrels at Oct 31, 2013 stood at 144,050 barrels, compared to 139,040 barrels one year earlier.

Lexaria remains impressed with the quality of the Belmont Lake oil reservoir. In December 2013 a new well, the PPF-12-7, was drilled, logged and cased, and is awaiting completion. Drilling and completion costs for the PPF-12-7 are prefunded. Data received in the drilling of this well indicates areas of a higher quality reservoir than was earlier known. It is hoped and expected that production from this well will lead to higher overall production rates for 2014.

Lexaria will continue to strategically position itself to maximize cash flows from operations and build shareholder value in every way.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD

"Chris Bunka"
Mr. Chris Bunka, Chairman

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka CEO/President
(250) 765 6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favourable for field work; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. There is no assurance that any future exploration will take place and no assurance that there are any likely locations for Belmont Lake “look-alike” fields. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the Company will build additional oil reserves or that the PPF-12-7 well will successfully produce oil.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.